EXHIBIT 11

                   SPARTECH CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share data)

                                 QUARTER ENDED      SIX MONTHS ENDED
                                  May 3,   May 4,     May 3,   May 4,
                                 2003      2002      2003      2002
                               --------- -------- ---------- --------

NET EARNINGS
  Basic net earnings           $  10,541  $  9,074  $ 16,699  $ 13,936
  Add:  Distributions on
   Preferred Securities,
   net of tax                        516       512         -       512
                               ---------    ------   -------   -------

  Diluted net earnings         $  11,057  $  9,586  $ 16,699  $ 14,448
                               =========   =======   =======   =======

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             29,235    26,868    29,242    26,809
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                 1,637     1,637         -       818
  Add:  Shares issuable from
   assumed exercise of options       230       554       242       511
                                --------  --------  --------  --------

  Diluted weighted average
   shares outstanding             31,102    29,059    29,484    28,138
                                ========  ========  ========  ========

NET EARNINGS PER SHARE

  Basic                         $    .36  $    .34  $    .57  $    .52
                                ========  ========  ========  ========
  Diluted                       $    .36  $    .33  $    .57  $    .51
                                ========  ========  ========  ========